Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated April 15, 2011, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

INSPIRE PHARMACEUTICALS, INC.

at

$5.00 Net Per Share

Pursuant to the Offer to Purchase Dated April 15, 2011

by

MONARCH TRANSACTION CORP.

a wholly-owned subsidiary

of

MERCK & CO., INC.

Monarch Transaction Corp., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Merck & Co., Inc., a company formed under the laws of New Jersey (“Merck”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Inspire Common Stock”), including the associated preferred stock purchase rights (the “Rights”, and together with the shares of Inspire Common Stock, each a “Share” and collectively, the “Shares”), of Inspire Pharmaceuticals, Inc., a Delaware corporation (“Inspire”), at a purchase price of $5.00 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 15, 2011 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer Price will be subject to any applicable withholding of taxes. Tendering stockholders whose Shares are registered in their names and who tender directly to Computershare Inc. (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering stockholders whose Shares are registered in the name of their broker, bank or other nominee should consult such broker, bank or other nominee to determine if any fees may apply. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Offeror intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 12, 2011, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn a number of Shares, that, considered together with all other Shares, if any, beneficially owned by Merck or its subsidiaries represents at least a majority of the total number of Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis (the “Minimum Tender Condition”) (generally, for purposes of determining whether or not the Minimum Tender Condition has been satisfied, shares of Inspire Common Stock issuable pursuant to the top-up option or in connection with the Rights will be excluded from the “fully diluted” calculation) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder. The Offer is also subject to the other conditions described in the Offer to Purchase. There is no financing condition to the Offer.

Offeror is making the Offer pursuant to the Agreement and Plan of Merger, dated as of April 5, 2011 (as amended from time to time, the “Merger Agreement”), by and among Merck, Offeror and Inspire. The Merger Agreement provides, among other things, that following the consummation of the Offer, Offeror will merge with and into Inspire (the “Merger”), with Inspire continuing as the surviving corporation and becoming a wholly-owned subsidiary of Merck (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under the Delaware General Corporation Law (as amended, the “DGCL”) and any Shares held by Merck, Offeror or Inspire or any of their respective subsidiaries) will be converted into the right to receive cash in an amount equal to the per Share price paid in the Offer, without interest. The Merger Agreement provides that Inspire will take all reasonable steps necessary to provide that all options to acquire shares of Inspire Common Stock outstanding immediately prior to the acceptance for payment of all the Shares validly tendered and not properly withdrawn in the Offer (the “Acceptance Time”) will become fully vested immediately prior to the Acceptance Time and will be canceled as of the Acceptance Time in exchange for the right to receive a cash amount equal to the excess, if any, of the per Share price paid in the Offer over the per share exercise price of such option multiplied by the number of shares of Inspire Common Stock issuable upon exercise of such option (less any applicable withholding taxes). The Merger Agreement further provides that Inspire will take all reasonable steps necessary to provide that all outstanding awards of restricted stock units will become fully vested and all restrictions and conditions applicable thereto will lapse immediately prior to the Acceptance Time and be canceled as of the Acceptance Time and converted into the right to receive, without interest, a cash payment equal to the per Share price paid in the Offer (less any applicable withholding taxes). The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The Board of Directors of Inspire (the “Inspire Board”) has unanimously (i) declared that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of Inspire and its stockholders (other than Merck, Offeror and their respective affiliates) and (ii) adopted and approved the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law. THE INSPIRE BOARD UNANIMOUSLY RECOMMENDS THAT INSPIRE’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. To the knowledge of Inspire, to the extent permitted by applicable securities laws, rules or regulations, including Section 16(b) of the Securities Exchange Act of 1934, as amended, each executive officer and director of Inspire currently intends to tender all Shares over which he or she has sole dispositive power.

The Offer will expire at 12:00 midnight, New York City time, at the end of Thursday, May 12, 2011 (such time and date, or the latest time and date to which the Offer may be extended, the “Expiration Date”), unless Offeror extends the Offer. Offeror may not extend the Expiration Date without the prior written consent of Inspire other than (1) as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”), or its staff, (2) if, on the Expiration Date, any of the conditions of the Offer have not been satisfied or waived, in which event Offeror is required to extend the Offer for one or more periods of up to 10 business days each until the earlier of the date on which all of the conditions and requirements of the Offer are satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms, or (3) in connection with an increase in the Offer Price. In no event may the Offer be extended by Offeror beyond August 29, 2011 without the prior written consent of Inspire. Any extension of the Offer will be followed by a public announcement of such extension no later than

9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

Offeror reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that Inspire’s prior written consent is required for Offeror to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, change or waive the Minimum Tender Condition, (iv) extend or otherwise change the Expiration Date (except to the extent required or permitted in the Merger Agreement, by applicable law or in connection with an increase of the Offer Price), (v) change the form of consideration payable in the Offer, (vi) impose any condition to the Offer other than the Offer Conditions or (vii) amend, modify or supplement any of Offer Conditions or terms of the Offer in any manner adverse to the holders of Shares, or that would, individually or in the aggregate, reasonably be expected prevent or materially delay the consummation of the Offer or to prevent, materially delay or impair the ability of Merck or Offeror to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived and Offeror has accepted for payment all Shares tendered in the Offer, Offeror expressly reserves the right to provide a subsequent offering period following the Expiration Date (a “Subsequent Offering Period”) during which stockholders may tender any Shares not tendered in the Offer. Additionally, if at the time Offeror first accepts payment for Shares, the number of Shares validly tendered and not properly withdrawn in the Offer is more than 70% but less than 90% of the then outstanding Shares, Offeror must, upon Inspire’s request, provide for a Subsequent Offering Period of 10 business days. Offeror will immediately accept and promptly pay for Shares as they are tendered in the Subsequent Offering Period. Shares tendered during the Subsequent Offering Period may not be withdrawn. If Offeror elects (or is required) to provide or extend a Subsequent Offering Period, Offeror will make a public announcement of such provision or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.

In order to take advantage of the Offer, you should either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy) and any other required documents to the Depositary, and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or tender your Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such broker, dealer, bank, trust company or other nominee to tender your Shares. If you desire to tender Shares, and certificates evidencing your Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or if you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

For purposes of the Offer, Offeror will be deemed to have accepted for payment Shares tendered when and if Offeror gives oral or written notice of Offeror’s acceptance to the Depositary. Offeror will pay for Shares accepted for payment pursuant to the Offer by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments and transmitting such payments to tendering stockholders. Under no circumstances will Offeror pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

Except as otherwise provided in the Offer to Purchase, tenders of Shares made in the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn at any time after June 13, 2011. For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the

Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the properly withdrawn Shares. Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, properly withdrawn Shares may be re-tendered at any time before the Expiration Date by again following the tender procedures described in the Offer to Purchase.

The exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences of exchanging their Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Inspire has provided to Offeror its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to Georgeson Inc., the information agent for the Offer (the “Information Agent”), at its address and telephone numbers set forth below and will be furnished promptly at Offeror’s expense. Neither Merck nor Offeror will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

199 Water Street—26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll Free: (800) 279-6913

April 15, 2011